Exhibit 10.1

2006 COMPENSATION PACKAGE FOR JOHN HEYMAN, CHIEF EXECUTIVE OFFICER, AND ALON GOREN, CHAIRMAN AND CHIEF TECHNOLOGY OFFICER

On March 31, 2006, the Board of Directors of Radiant Systems, Inc. (the “Company”), upon recommendation of the Compensation Committee, approved a new officer compensation package for each of John Heyman, Chief Executive Officer, and Alon Goren, Chairman and Chief Technology Officer, that will be retroactive to January 1, 2006.

Mr. Heyman will receive a base salary of $375,000, a $100,000 discretionary bonus that will be paid in April 2006 and an equity award of options to purchase 60,000 shares to be granted to Mr. Heyman on April 28, 2006.

Mr. Goren will receive a base salary of $275,000, a $75,000 discretionary bonus that will be paid in April 2006 and an equity award of options to purchase 20,000 shares to be granted to Mr. Goren on April 28, 2006.

These compensation packages were put in place to reflect the performance of each individual in 2005.